Exhibit 5.1

Porter & Hedges, L.L.P. RELIANT ENERGY PLAZA 1000 Main Street, 36th Floor Houston, Texas 77002 {713} 226-6000 Phone {713} 228-1331 Fax porterhedges.com
June 24, 2009
003933/0037
PetroQuest Energy, Inc.
400 E. Kaliste Saloom Road
Suite 6000
Lafayette, Louisiana 70508
Ladies and Gentlemen:
     We have acted as counsel to PetroQuest Energy, Inc., a Delaware corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement (the “Prospectus Supplement”) under the Securities Act of 1933, as amended (the “Act”), related to the Company’s shelf registration statement on Form S-3 (Registration No. 333-131955) (as amended, the “Registration Statement”). The Prospectus Supplement relates to the issuance of 10,000,000 shares (the “Shares”) of the Company’s common stock, $.001 par value (the “Common Stock”), pursuant to an Underwriting Agreement dated as of June 24, 2009 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities Inc., as representative of the several underwriters listed on Schedule 1 thereto (the “Underwriters”), in a firm commitment underwriting, together with up to 1,500,000 shares of Common Stock (the “Additional Shares”) that may be issued by the Company pursuant to the Underwriters’ option as described in the Prospectus Supplement.
     For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified, of: (i) the Certificate of Incorporation and Bylaws, each as amended to date, of the Company; (ii) the Registration Statement; (iii) the Prospectus Supplement; (iv) the Underwriting Agreement; and (v) the corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.
     Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Shares and any Additional Shares that may be issued pursuant to the Underwriting Agreement have been duly authorized and, when issued and delivered in

PetroQuest Energy, Inc.
June 24, 2009

accordance with the Underwriting Agreement against payment therefor, will be validly issued, fully paid and nonassessable.
     The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware and applicable federal law.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. We also consent to the references to our Firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Porter & Hedges, L.L.P.
PORTER & HEDGES, L.L.P.